UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

Merck & Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-6571	22-1918501
(Commission File Number)	(I.R.S. Employer Identification No.)

One Merck Drive, PO Box 100, Whitehouse Station, NJ	08889-0100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (908) 423-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 20, 2013, Merck & Co., Inc. (“Merck”) entered into an accelerated share repurchase (“ASR”) agreement with Goldman, Sachs & Co. (“Goldman Sachs”). Under the ASR, Merck agreed to purchase approximately $5 billion of Merck’s common stock, in total, with an initial delivery of approximately 99.5 million shares of Merck’s common stock, based on current market prices, made by Goldman Sachs to Merck, and payment of $5 billion made by Merck to Goldman Sachs, on May 21, 2013. The final number of shares of Merck’s common stock that Merck may receive, or may be required to remit, under the ASR will be based upon the average daily volume weighted average price of Merck’s common stock during the term of the ASR program. Final settlement of the transaction under the ASR agreement is expected to occur in the fourth quarter of 2013, and may occur earlier at the option of Goldman Sachs, or later under certain circumstances. The terms of the transaction under the ASR agreement are subject to adjustment if Merck were to enter into or announce certain types of transactions. If Merck is obligated to make an adjustment payment to Goldman Sachs under the ASR, Merck may elect to satisfy such obligation in cash or in shares of Merck’s common stock. The obligations of Goldman Sachs under the ASR agreement are guaranteed by The Goldman Sachs Group, Inc. This ASR was entered into pursuant to Merck’s previously announced share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

Date: May 22, 2013	By:	/s/ Katie E. Fedosz
		Name:	Katie E. Fedosz
		Title:	Senior Assistant Secretary